                                                                    EXHIBIT 12.1

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends BREED Technologies, Inc.
December 31, 1997

($ in 000)

                                                                                      ProForma (1)                      ProForma (2)
                                                                                         Year      Six Months Ended      Six Months
                                                     Years Ended June 30,                Ended        December 31,         Ended
                                            -----------------------------------------   June 30,   ----------------     December 31,
                                            1993     1994      1995     1996     1997     1997      1996       1997         1997
Net Earnings (Loss) before extraordinary
  item                                    $18,304  $44,623  $ 72,333 $ 63,038  $14,847 $(10,300)  $11,000   $(323,400)    $(389,200)
Add: Income taxes                           9,334   28,386    37,800   35,300   14,800  (27,000)    7,100     (49,900)      (56,700)
                                         ---------------------------------------------  --------  --------  -----------  ----------
Profit (Loss) before income taxes         $27,638  $73,009  $110,133 $ 98,338  $29,647 $(37,300)  $18,100   $(373,300)    $(445,900)
                                         =============================================  ========  ========  ===========  ==========
Fixed Charges
   Interest expensed                      $ 2,112  $ 1,062  $    829 $  2,664  $26,789 $ 97,800   $11,100   $  25,400     $  42,700
   Amortization of deferred financing
      costs                                                                        726   43,500      -         10,000        43,500
   Estimated Interest factor on
      operating leases                        106      361       327      315    2,060    3,592       158       1,030         1,796
   Dividends on redeemable preferred stock                                        -      16,300      -          1,400         8,100
                                         ---------------------------------------------  --------  --------   ----------   ---------
Total Fixed Charges                       $ 2,218  $ 1,423  $  1,156 $  2,979  $29,575 $161,192   $11,258   $  37,830     $  96,096
                                         =============================================  ========  ========   ==========   =========

Earnings Computation
   Profit/(Loss) before tax               $27,638  $73,009  $110,133 $ 98,338  $29,647 $(37,300)  $18,100   $(373,300)    $(445,900)
   Fixed charges                            2,216    1,423     1,156    2,979   29,575  161,192    11,258      37,630        96,096
                                          --------------------------------------------  --------  --------   ----------   ----------
Total Earnings as Adjusted                $29,856  $74,432  $111,289 $101,317  $59,222 $123,892   $29,358   $(335,470)    $(349,804)
                                          ============================================  ========  ========   ==========   ==========

Ratio of earnings to fixed charges           13.5     52.3      96.3     34.0      2.0      0.8       2.6        (8.9)         (3.6)
                                          ============================================  ========  ========   ==========   =========

   Insufficiency of earnings to cover
     combined fixed charge and preferred
     stock dividends.                       -           -        -        -        -   $ 37,300       -     $ 373,300     $ 445,900
                                          ============================================  ========  ========   ==========   =========

1. Gives effect to the 1997 Acquisitions and the SRS Acquisition.
2. Gives effect to the SRS Acquisition.